Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners Announces Major Expansions of Its Lakehead System

HOUSTON, TX May 16, 2012—Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today announced that it is moving forward with further expansions of its crude oil mainline pipeline system. The Lakehead System expansions are designed to increase deliveries to various refinery markets in the Upper Midwest, eastern Canada and, through connecting Enbridge pipelines, the U.S. Gulf Coast.

Border to Flanagan Expansions:

Expansion of the Lakehead System includes: i) increasing capacity on the existing 36-inch diameter Alberta Clipper pipeline (Line 67) from 450,000 barrels per day (bpd) to 570,000 bpd into the Superior, Wisconsin Terminal; ii) expansion of the existing 42-inch diameter Southern Access pipeline (Line 61) between the Superior Terminal and the Flanagan Terminal near Pontiac, Illinois from 400,000 bpd to 560,000 bpd. These projects require only the addition of pumping horsepower and crude oil tanks at existing sites with no pipeline construction, at a cost of approximately $360 million. Subject to finalization of scope and shipper approval, the expansions will be undertaken on a full cost-of-service basis and are expected to be available for service in mid-2014. Enbridge continues discussions with shippers on scope of the expansions, which could lead to an upward revision to capacity and cost. The Border to Flanagan Expansions will be funded entirely by the Partnership.

Eastern Access Projects:

The Eastern Access Projects includes: i) expansion of the Spearhead North pipeline (Line 62) between Flanagan, Illinois and the Terminal at Griffith, Indiana by adding horsepower to increase capacity from 130,000 bpd to 235,000 bpd; ii) an additional 330,000 barrel tank at Griffith; and iii) replacement of additional sections of the Partnership’s Line 6B in Indiana and Michigan. Combined with scheduled replacements of 75-miles of Line 6B previously announced, these further replacements will increase capacity from 240,000 bpd to 500,000 bpd. Portions of the existing 30-inch diameter pipeline will be replaced with 36-inch diameter pipe. These replacement segments are subject to customary regulatory approvals. Including the previously announced 50,000 bpd Line 5 Expansion, the projects will cost approximately $2.2 billion and will be undertaken on a cost-of-service basis with the toll surcharge absorbing 50 percent of any cost overruns during the Competitive Toll Settlement (CTS) term. These projects are expected to be placed in-service during 2013 and 2014.

The Eastern Access Projects will be funded 60 percent by Enbridge Inc. and 40 percent by the Partnership. Before the end of 2012, the Partnership will have the option to reduce its funding and associated economic interest in the projects by up to 15 percentage points to 25 percent. Additionally, within one year of the in-service date, scheduled for early 2014, the Partnership will also have the option to increase its economic interest held at that time by up to 15 percentage points.

“These liquids mainline expansion projects on the Partnership’s Lakehead System complement Enbridge’s strategic initiative of expanding access to new markets in North America for growing production from western Canada and the Bakken Formation. Not only are these projects another positive step toward North American energy security, but they will also provide near-term economic benefits for communities, such as construction jobs and increased property tax revenues,” said Mark Maki, President of the Partnership.

“The projects will be underpinned by a low-risk, long-term commercial framework that will drive distributable cash flow growth for the Partnership and help us achieve the higher end of our distribution growth target. The Partnership’s financing plan through 2014 is not impacted with the addition of these capital projects as a result of the joint funding arrangement that has been agreed to with Enbridge Inc. This arrangement substantially enhances the Partnership’s financing flexibility,” noted Maki.

Enbridge Inc. also announced today complementary Eastern Access and Mainline expansion projects, which include: construction of a 35-mile pipeline adjacent to Enbridge’s Toledo Pipeline (Line 17), originating at Enbridge Partner’s Line 6B in Michigan to serve refineries in Michigan and Ohio; a re-reversal of Enbridge’s Line 9B from Westover, Ontario to Montreal, Quebec to serve refineries in Quebec; and expansions to add horsepower on existing lines on the Enbridge Mainline system from western Canada to the U.S. border.

A map of Enbridge Inc. and Enbridge Energy Partners’ expansion projects announced today is available at www.enbridgeus.com.

MANAGEMENT PRESENTATION OF LIQUIDS EXPANSION PROJECTS

Enbridge Partners will present and review the liquids expansion projects in an Internet presentation, commencing at 8:30 a.m. Eastern Time on May 17, 2012. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides will also be available at the link below.

EEP Events and Presentations: www.enbridgepartners.com/

Alternative Webcast link:

http://www.media-server.com/m/p/4e58abme

The audio portion of the presentation will be accessible by telephone at (866) 543-6403 (Passcode: 51639508) and can be replayed until August 17, 2012 by calling (888) 286-8010 (Passcode: 27545300). An audio replay will also be available from either of the website addresses above.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 13 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 23 percent interest in the Partnership.

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT:

Sanjay Lad	Lorraine Little
Investor Relations	Media
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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